Exhibit 14(a)(1)(iv)
                                                            Page 1 of 3

                                     [LOGO]
                                     AMRESCO

Apr11 1, 1999

BY CERTIFIED MAIL
RETURN RECEIPT REQUESTED

State Street Bank and Trust Company
225 Franklin Street
Boston, Massachusetts 02110
Attention: Corporate Trust Department

Banc One Management and Consulting Corporation
1717 Main Street
Dallas, Texas 75201
Attention: A. Lee Nicol

Ladies and Gentlemen:

Reference is made to the First Amended and Restated Servicing Agreement (the "Servicing Agreement") dated as of February 1, l996, among Morgan Guaranty Trust Company of New York, as Initial Related Owner, Banc One Management and Consulting Corporation ("Banc One"), as Master Servicer, and AMRESCO Management, Inc. ("AMI"), as Primary Servicer and Special Servicer, which has been amended pursuant to an Amendment No. 1 to Servicing Agreement dated as of June 1, 1996, among the same parties. All rights, duties and obligations of Morgan Guaranty Trust Company of New York as Related Owner have been assigned to State Street Bank and Trust Company, as Trustee, pursuant to the Pooling and Servicing Agreement dated as of January 1, 1996, by and among J.P. Morgan Commercial Mortgage Finance Corp., as Depositor, Banc One, as Master Servicer and Special Servicer, AMI, as Special Servicer, and State Street Bank and Trust Company, as Trustee, entered into in connection with J.P. Morgan Commercial Mortgage Finance Corp. Mortgage Pass-Through Certificates, Series 1996-C2 (the "PSA"). Effective August 1, 1997, AMI retained its role as Special Servicer under the Servicing Agreement and the PSA and delegated all of its remaining rights, duties and obligations under the Servicing Agreement and the PSA to AMRESCO Services, L.P. ("ASLP").

As Vice President of AMI, I have delegated to specified officers ("Officers") the responsibility for reviewing and monitoring the activities of AMI, and of our performance under the Servicing Agreement and the PSA.


     700 North Pearl Street o Suite 2400 o LB 342 o Dallas, Texas 75201-7424
                                 214-953-7700
                             http://www.amresco.com


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                                                                     Page 2 of 3

State Street Bank and Trust Company
Banc One Management and Consulting Corporation
April 1, 1999
Page 2


Accordingly, pursuant to Section 3.07 of the Servicing Agreement and in accordance with certifications made to me by each of the Officers, AMI certifies the following:

(1) A review of the activities of AMRESCO for the period from January 1, 1998 to December 31, 1998, and of its performance under the Servicing Agreement and the PSA has been made under the supervision of the Officers, who have in turn been under my supervision; and

(2) To the best of my knowledge and the Officers' knowledge, based on such review, AMI has fulfilled its obligations as Special Servicer in all material respects under the Servicing Agreement and the PSA throughout the period from January 1, 1998 to December 31, 1998.

Please refer to the enclosed independent accountants' report dated February 4, 1999, delivered pursuant to Section 3.08 of the Servicing Agreement, which discusses the results of their review of AMI's activities under the Servicing Agreement and the PSA and which is incorporated herein by reference.

Very truly yours,


/s/ Michael Carp

Michael Carp
Vice President
AMRESCO Management, Inc.


Enclosures

cc:    J.P. Morgan Commercial Mortgage Finance Corp.
       60 Wall Street
       New York, New York 10260
       Attention: Ms. Nancy Alto

       Standard & Poor's Rating Service
       25 Broadway
       New York, New York 10004
       Attention: Commercial Mortgaged Backed Securities Surveillance


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                                                                     Page 3 of 3

State Street Bank and Trust Company
Banc One Management and Consulting Corporation
April 1, 1999
Page 3


Enclosures

       Fitch Investors Service, L.P.
       One State Street Plaza
       New York, N.Y. 10004
       Attention: Commercial Mortgage Surveillance